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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated July 17, 1997, with respect to the consolidated financial statements and schedule of Hyperion Software Corporation and subsidiaries included in the Current Annual Report on Form 10-K and to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-56765 and 333-61727) and Registration Statements on Form S-8 (Nos. 333-10697, 333-38871 and 333-62275) of Hyperion Solutions Corporation of our report dated July 17, 1997, with respect to the consolidated financial statements and schedule of Hyperion Software Corporation and subsidiaries for the year ended June 30, 1997 included in this Current Annual Report on Form 10-K.



                                                        /s/ Ernst & Young LLP


Stamford, Connecticut
September 27, 1999